FORM 4

___  Check this box if no
     longer subject to Section
     16.  Form 4 or Form 5
     obligations may continue.
     See Instruction 1(b).


             U.S. SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549

           STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange
     Act of 1934, Section 17(a) of the Public Utility Holding
      Company Act of 1935 or Section 30(f) of the Investment
                       Company Act of 1940

1.   Name and Address of Reporting Person:

     Daily              William            W.
     (Last)             (First)             (Middle)

                5555 San Felipe, Suite 1700
                        (Street)

     Houston,             Texas              77056
     (City)              (State)             (Zip)

2.   Issuer Name and Ticker or Trading Symbol

     Seven Seas Petroleum Inc. (AMEX = SEV; TSE = SVS.U)

3.   IRS or Social Security Number of Reporting Person
     (Voluntary)


4.   Statement for Month/Year

     4/99

5.   If Amendment, Date of Original (Month/Year)


6.   Relationship of Reporting Person to Issuer
            (Check all applicable)

     [X] Director
     [X] Officer (give title below)
     [ ] 10% Owner
     [ ] Other (specify below)


     Executive Vice President
          _______________________________________

7.   Individual or Joint/Group Filing
           (Check Applicable Line)

     [X] Form filed by One Report Person
     [ ] Form filed by More than One Reporting Person

=================================================================

Table I - Non-Derivative Securities Acquired, Disposed of, or
Beneficially Owned

1.   Title of Security (Instr. 3)

     Common Stock, No Par Value

2.   Transaction Date (Month/Day/Year)

     4/7/99

3.   Transaction Code (Instr. 8)

     Code                       V
     ----                       -
     P

4.   Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

     Amount                     (A) or (D)                  Price
     ------                     ----------                  -----

     1,000 Shares               A                           $3.81

5.   Amount of Securities Beneficially Owned at End of Month
     (Instr. 3 and 4)

     10,433 Shares

6.   Ownership Form:  Direct (D) or Indirect (I)  (Instr. 4)

     D

7.   Nature of Indirect Beneficial Ownership (Instr. 4)

                    -------------------------
1.   Title of Security (Instr. 3)

     Common Stock, No Par Value

2.   Transaction Date (Month/Day/Year)

     4/8/99

3.   Transaction Code (Instr. 8)

     Code                       V
     ----                       -
     P

4.   Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

     Amount                     (A) or (D)                  Price
     ------                     ----------                  -----

     4,500 Shares               A                          $3.88

5.   Amount of Securities Beneficially Owned at End of Month
     (Instr. 3 and 4)

     10,433 Shares

6.   Ownership Form:  Direct (D) or Indirect (I)  (Instr. 4)

     D

7.   Nature of Indirect Beneficial Ownership (Instr. 4)

                    -------------------------

1.   Title of Security (Instr. 3)

     Common Stock, No Par Value

2.   Transaction Date (Month/Day/Year)

     4/9/99

3.   Transaction Code (Instr. 8)

     Code                       V
     ----                       -
     P

4.   Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

     Amount                     (A) or (D)                  Price
     ------                     ----------                  -----

     4,500 Shares               A                           $3.94

5.   Amount of Securities Beneficially Owned at End of Month
     (Instr. 3 and 4)

     10,433 Shares

6.   Ownership Form:  Direct (D) or Indirect (I)  (Instr. 4)

     D

7.   Nature of Indirect Beneficial Ownership (Instr. 4)

                    -------------------------

=================================================================
Table II - Derivative Securities Acquired, Disposed of, or
Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1.   Title of Derivative Security (Instr. 3)

     Stock Options (Right to Buy)

2.   Conversion or Exercise Price of Derivative Security

     $9.00

3.   Transaction Date (Month/Day/Year)


4.   Transaction Code (Instr. 8)

     Code                       V
     ----                       -


5.   Number of Derivative Securities Acquired (A) or Disposed of
     (D) (Instr. 3, 4 and 5)

          (A)                   (D)
          ---                   ---


6.   Date Exercisable and Expiration Date (Month/Day/Year)

     Date Exercisable           Expiration Date
     ----------------           ---------------

     (1)                         09/14/2008

7.   Title and Amount of Underlying Securities  (Instr. 3 and 4)

     Title                      Amount or Number of Shares
     -----                      --------------------------

     Common Stock               237,500 Shares

8.   Price of Derivative Security (Instr. 5)


9.   Number of Derivative Securities Beneficially Owned at End of
     Month (Instr. 4)

     237,500 Shares


10.  Ownership Form of Derivative Security:  Direct (D) or
     Indirect (I) (Instr. 4)

     D

11.  Nature of Indirect Beneficial Ownership (Instr. 4)



=================================================================
Explanation of Responses:

(1) Options vest in three equal annual installments beginning on September 14, 1999.

                                         WILLIAM W. DAILY
                                         William W. Daily
                                  **Signature of Reporting Person

                                                         05/10/99
                                                     Date

**Intentional misstatements or omissions of facts constitute
Federal Criminal Violations.  See 18 U.S.C. 1001 and 15 U.S.C.
78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see
Instruction 6 for procedure.

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.